As filed with the Securities and Exchange Commission on May 7, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUXEXPERIENCE B.V.

(formerly MYT Netherlands Parent B.V.)

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Einsteinring 9

85609 Aschheim/Munich
Germany

+49 89 127695-614
(Address of principal executive offices)

Second Amended and Restated MYT Netherlands Parent B.V.
2023 Omnibus Incentive Compensation Plan
(Full title of the plans)

Mytheresa US Services Inc.
44 West 37th Street, 4th Floor
New York, NY 10018
+49 (89) 127695-148

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Roger W. Bivans Baker & McKenzie LLP

1900 North Pearl Street, Suite 1500

Dallas, Texas 75201

(214) 978-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by LuxExperience B.V., formerly MYT Netherlands Parent B.V. (the “Company” or “Registrant”), relating to ordinary shares, nominal value €0.000015 per share (“Ordinary Shares”) to register 19,978,829 Ordinary Shares for issuance pursuant to the Second Amended and Restated MYT Netherlands Parent B.V. 2023 Omnibus Incentive Compensation Plan (as amended from time to time, the “Plan”). The Ordinary Shares offered hereby may be represented by the Company’s American Depositary Shares (“ADSs”), each of which currently represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares offered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-252029).

In connection with the Plan, the Registrant previously filed with the Securities and Exchange Commission (the “Commission”) two registration statements on Form S-8 (Registration Nos. 333- 252319 and 333- 285691) (collectively, the “Prior Registration Statements”). In accordance with General Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of the Prior Registration Statements, except to the extent supplemented, superseded or modified by the specific information set forth below or the specific exhibits attached hereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Registrant previously filed with, or furnished to, the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)           The Company’s Annual Report on Form 20-F (File No. 001-39880) for the year ended June 30, 2024, filed with SEC on September 12, 2024, and amended on October 7, 2024;

(b)           The Company’s Current Reports on Form 6-K filed on November 19, 2024 (Exhibit 99.1 only), February 11, 2025 (Exhibit 99.1 only), April 24, 2025 (excluding Exhibit 99.1 thereto), and May 2, 2025; and

(c)           The description of the Ordinary Shares contained in the Company’s registration statement on Form 8-A (File No. 001-39880) filed with the SEC on January 12, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including the description of the Ordinary shares included under the heading “Description of Share Capital and Articles of Association” in the Company’s Registration Statement on Form F-1 (333-251765), as originally filed with the Securities and Exchange Commission on December 28, 2020, as amended from time to time.

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, and any Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands.

Members of our management and supervisory boards have the benefit of the following indemnification provisions in our articles of association:

Current and former management and supervisory board members shall be indemnified for all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person (including for any prior acts) by reason of the fact that such person was or is made or is threatened to be made a party or is otherwise involved in a proceeding by reason of the fact that he or she (or a legal entity for whom he or she) is or was a managing director or supervisory director.

There shall be no entitlement to indemnification as referred to above if and to the extent that:

•	a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to us unless the court or, in the case of arbitration, the arbitrator shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court or arbitrator, as applicable, deem proper;

•	the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss (or indicated to do so); or

•	in relation to proceedings brought by a former management and supervisory board member against us, except for a proceeding which has been approved by the supervisory board.

Upon application of such supervisory director or managing director, we are required to pay, in advance of a final disposition of any such proceeding described above, expenses (including attorneys’ fees) incurred by a current or former supervisory director or current or former managing director in defending such proceeding, provided that we shall have received an undertaking by or on behalf of such current or former supervisory director or current or former managing director to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by us.

We provide directors’ and officers’ liability insurance for the members of our Management and Supervisory Boards against civil liabilities, which they may incur in connection with their activities on behalf of our company. We intend to expand our insurance coverage against such liabilities, including by providing for coverage against liabilities under the Securities Act.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to members of our Management Board, members of our Supervisory Board, executive officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No	Description

4.1	Amended and Restated Articles of Association of the Company (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 6-K filed on May 2, 2025).

4.2	Second Amended and Restated MYT Netherlands Parent B.V. 2023 Omnibus Incentive Compensation Plan (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-8 (File No. 333-285691) filed on March 10, 2025).

5.1*	Opinion of Baker & McKenzie Amsterdam N.V., Dutch corporate counsel of the Company, as to the validity of the ordinary shares.

23.1*	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm.

23.2*	Baker & McKenzie Amsterdam N.V., Dutch corporate counsel of the Company (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature pages to this Registration Statement).

107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Munich, Germany, on May 7, 2025.

LUXEXPERIENCE B.V.

By:	/s/ Martin Beer
Name:	Dr. Martin Beer
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Kliger and Dr. Martin Beer and each of them, individually, as his or her true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post effective amendments and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys in fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on May 7, 2025 in the capacities indicated:

Signature	Title

/s/ Michael Kliger	Chief Executive Officer and Management Board Member
Michael Kliger	(principal executive officer)

/s/ Martin Beer	Chief Financial Officer and Management Board Member
Dr. Martin Beer	(principal financial officer and principal accounting officer)

/s/ Nora Aufreiter
Nora Aufreiter	Chairman of the Supervisory Board

/s/ David Kaplan
David Kaplan	Member of the Supervisory Board

/s/ Marjorie Lao
Marjorie Lao	Member of the Supervisory Board

/s/ Cesare Ruggiero
Cesare Ruggiero	Member of the Supervisory Board

/s/ Susan Saideman
Susan Saideman	Member of the Supervisory Board

/s/ Michaela Tod
Michaela Tod	Member of the Supervisory Board

/s/ Sascha Zahnd
Sascha Zahnd	Member of the Supervisory Board

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of LuxExperience B.V. has signed this registration statement on May 7, 2025.

Authorized U.S. Representative

By:	/s/ Martin Beer
	Name:	Dr. Martin Beer
	Title:	Chief Financial Officer of Mytheresa US Services Inc.